Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Benefits Advisory Committee of the American Greetings
  Retirement Profit Sharing and Savings Plan
We consent to the incorporation by reference in the Registration Statements (File No. 33-45673 and 333-146244) on Form S-8 of American Greetings Corporation of our report dated June 29, 2010 relating to the statement of net assets available for benefits of American Greetings Retirement Profit Sharing and Savings Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the years ended December 31, 2009 and 2008, which appears in this December 31, 2009 annual report on Form 11-K.
/s/ SS&G Financial Services, Inc.
Cleveland, Ohio
June 29, 2010